FOR IMMEDIATE RELEASE

ALLIED WORLD APPOINTS LOU IGLESIAS, PRESIDENT NORTH AMERICA PLATFORM

ZUG, Switzerland, January 16, 2014 – Allied World Assurance Company Holdings, AG announced today that Lou Iglesias has been appointed President for Allied World North America. Mr. Iglesias is currently President, U.S. Property & Casualty. He succeeds Gordon Knight who is retiring at the end of the month and who held the position since 2008. Mr. Iglesias has been part of the succession plan to follow Mr. Knight since joining the company in 2012.

Mr. Knight oversaw the transformation of Allied World’s U.S. operation into a specialty, middle market carrier that more than doubled in size during his tenure. He will remain on in an advisory capacity to the company, and has entered into a related five-year Employment/Consulting Agreement.

In his new role, Mr. Iglesias will oversee profitability, production and distribution for all lines of business including the Property & Casualty and Professional Lines books across Allied World’s 11 offices throughout the U.S. and Canada.

President and Chief Executive Officer Scott Carmilani commented, “Gordon has been a vital part of Allied World’s leadership team for the past six years. He built a specialty franchise in the U.S., diversifying our portfolio and distribution channels, and doubling our book of business. I am personally grateful for his service, and I look forward to continuing to work with him.”

Mr. Carmilani continued, “Lou has been a great addition to the Allied World team. His industry experience, technical expertise and commitment to prudent underwriting have earned him an exceptional reputation in the market. I am immensely confident in his abilities, and I look forward to working with him closely to continue building our North American franchise in the coming years.”

Mr. Iglesias has almost 30 years of experience in the insurance industry. Prior to joining Allied World, Mr. Iglesias spent 18 years at American International Group (AIG) in varying management positions, including: CEO for Commercial Casualty, President for the Risk Management Group, President for AIG Environmental and President of AIG Construction.  Prior to AIG, Mr. Iglesias worked at Travelers and Reliance insurance companies. He holds a degree in Business Management from the State University of New York at Fredonia and holds both CPCU and ARM designations.

About Allied World
Allied World Assurance Company Holdings, AG, through its subsidiaries and brand known as Allied World, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions.  Allied World offers superior client service through a global network of offices and branches. All of Allied World’s rated insurance and reinsurance subsidiaries are rated A by A.M. Best Company, A by Standard & Poor’s, and A2 by Moody’s, and our Lloyd’s Syndicate 2232 is rated A+ by Standard & Poor’s and Fitch.

Please visit the following for further information on Allied World: Web: www.awac.com | Facebook: www.facebook.com/alliedworld | LinkedIn: http://www.linkedin.com/company/Allied-World.

Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the adequacy of our loss reserves; negative rating agency actions; greater frequency or severity of unpredictable catastrophic events; the impact of acts of terrorism and acts of war; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

Media:
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noelle.campbell@awacservices.com
OR
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Investors:
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sarah.doran@awac.com